EXHIBIT 10.16


                     MERIDIAN INSURANCE
                   PARTICIPANT DESCRIPTION
           FISCAL YEAR 1998 ANNUAL INCENTIVE PLAN

Participant Name:

Title:

PURPOSE

Meridian's 1998 Annual Incentive Plan is designed to provide you with a very competitive opportunity to increase your cash compensation and your ownership of MIGI stock for the attainment of the annual financial objectives.

You have been selected to participate in this plan because you are in a position to substantially influence the accomplishment of the corporate objectives.

1998 ANNUAL PLAN CONCEPTS

The Plan is structured to pay a cash award based on meeting or exceeding the 1998 consolidated combined pre-tax income goals of the property-casualty operations. Each plan participant's total award is based on how well the companies do overall.

The size of your cash award may vary from (ThresholdPercent) percent to (MaximumPercent) percent of your annual base salary as of December 31, 1998, and is based on meeting at least the threshold pre-tax income goal.

PLAN DETAILS

The target cash award amount is calculated as a percent of your 1998 year-end salary. For example, your target cash bonus is (TargetPercent) percent. Using your salary as of December 1, 1997, your target award would be $(TargetAward).

No incentive plan payment shall be made to any plan participant in years when the pre-tax income result fails to meet a minimum acceptable level. For fiscal year 1998, no incentives shall be paid if the combined pre-tax income is less than $XXXXXXXX.

The corporate goals are established each year as part of the budgeting process. Applicable company goals and your accompanying awards are as follows:

              CORPORATE FINANCIAL PERFORMANCE
        Award Payout Schedule as a % of Base Salary
                      Pre-Tax Income         Your Award
                                              Potential

Maximum (XXX% of goal)   $XXXXXXX         X%of base salary
Target (XXX% of goal)    $XXXXXXX         X%of base salary
Threshold (XX% of goal)  $XXXXXXX         X% of base salary


Pre-tax income results must fully reach the threshold level to result in an award payout. The award will be pro-rated for results between threshold and maximum pre-tax income levels. For example, if pre-tax income is $XXXXXXXX
(halfway between target and maximum), then your bonus would be (ExamplePercent) percent (or halfway between the target and maximum award).

The Company has been motivated to adopt this plan, in part, to encourage and allow participants to increase their equity holdings in MIGI. As always, the timing of stock purchases(s) should be consistent with the safe harbor periods permitted by insider trading requirements. The Legal Department or Human Resources should be contacted in advance of any MIGI stock transaction to verify permissible timeframes.

AWARD PAYMENT

Barring unforeseen circumstances, individual cash awards will be finalized after the close of the fiscal year for payment in March. Normally, the award will be paid in cash at that time. All appropriate taxes will be deducted from the award payment.

TERMINATION OF EMPLOYMENT

No bonuses are payable in the event of a participant's termination during the Plan year other than by death, permanent disability or normal retirement, in which event a discretionary payment may be made. Generally, in order to be eligible for a bonus payout, the participant must be a full-time active employee of the Company at the time of the cash bonus payment. An employee for whom a formal leave of absence has been granted by the Company may be construed to be a full-time active employee of the Company at the time of cash bonus payment with the approval of the President.
The Joint Compensation Committee reserves the right to modify or terminate this incentive plan as necessary.